Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2026 RESULTS; UPDATES FISCAL YEAR 2026 GUIDANCE
Strategic Acquisitions and Steady First Quarter Execution Set the Table for a Strong Year of Performance
RUTLAND, VERMONT (April 30, 2026) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three month period ended March 31, 2026.
Key Highlights:
•Revenues were $457.3 million for the quarter, up $40.2 million, or up 9.6%, from the same period in 2025.
•Solid waste pricing was up 5.1% from the same period in 2025, driven by 5.3% collection price growth and 4.7% disposal price growth.
•Net loss was $(5.5) million for the quarter, as compared to $(4.8) million for the same period in 2025. Adjusted Net Income, a non-GAAP measure, was $12.8 million for the quarter, up $0.6 million, or up 5.2%, from the same period in 2025.
•Adjusted EBITDA, a non-GAAP measure, was $97.1 million for the quarter, up $10.7 million, or up 12.3%, from the same period in 2025.
•Net cash provided by operating activities was $62.3 million for the quarter, up $12.1 million, or up 24.2%, from the same period in 2025.
•Adjusted Free Cash Flow, a non-GAAP measure, was $30.7 million for the quarter, up $1.6 million, from the same period in 2025.
•Acquired four businesses thus far in 2026 with approximately $150 million in aggregate annualized revenues, including $100 million associated with the previously announced acquisition of Star Waste Systems, LLC (“Star Waste”), which closed on April 1, 2026.
•Raised 2026 guidance for revenues, Adjusted EBITDA, and Adjusted Free Cash Flow.

“We are pleased with our strong start to the year as our execution delivered solid financial and operating performance in the quarter,” said Ned Coletta, President and CEO of Casella Waste Systems, Inc. “In addition, we have closed four acquisitions to date in 2026 as we continue to grow the business through our disciplined acquisition strategy. This early success provides momentum for the remainder of the year.”

“Our results were driven in part by our strong pricing programs, with positive landfill pricing of 4.3% in the quarter, including municipal solid waste pricing up 5.0% year-over-year, and total landfill tons also up in the quarter,” Coletta said. “Our floating fuel recovery fees were very effective during the quarter, fully offsetting the rapid rise in fuel costs across our legacy operations. Our operating programs remain focused as we continue to introduce more automation into our collection fleet, optimize routing, and further invest in safety and technology initiatives. From an acquisition integration perspective, our teams continue to make great progress as well and our plans are on track for the year. Overall, our efforts resulted in Adjusted EBITDA margin expansion of 50 basis points year-over-year in the quarter.”

“Our acquired revenues in 2026 have already outpaced last year and the pipeline remains robust,” Coletta said. “The acquisition of Star Waste improves our existing density and directly overlays our operating footprint in New England. We are excited about the opportunities ahead and once again would like to welcome aboard our new employees and customers related to each of our 2026 acquisitions.”

Q1 2026 Results
Revenues were $457.3 million for the quarter, up $40.2 million, or up 9.6%, from the same period in 2025, with revenue growth mainly driven by: the positive impact from acquisitions, including the rollover contribution from deals closed in prior periods; positive collection and disposal price; and strong National Accounts growth in our Resource Solutions operating segment.

Operating income was $4.9 million for the quarter, up $1.7 million, or up 54.5%, from the same period in 2025, reflecting improved operating performance; partially offset by higher depreciation and amortization expense and acquisition expense mainly related to acquisition growth.
Net loss was $(5.5) million for the quarter, as compared to $(4.8) million for the same period in 2025, largely driven by the same factors impacting operating income in addition to higher interest expense, net. Adjusted Net Income was $12.8 million for the quarter, up $0.6 million, or up 5.2%, from the same period in 2025.
Adjusted EBITDA was $97.1 million for the quarter, up $10.7 million, or up 12.3%, from the same period in 2025, driven by both acquisition contribution and organic growth.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $62.3 million for the quarter, up $12.1 million, or up 24.2%, from the same period in 2025. Adjusted Free Cash Flow was $30.7 million for the quarter, up $1.6 million, from the same period in 2025.
Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2026 Outlook
“Given the strong start to the year and early execution against our acquisition growth plan, we are updating our guidance ranges,” Coletta said. “The increase in our guidance ranges for revenue, Adjusted EBITDA and Adjusted Free Cash Flow reflects acquisitions closed to date and our confidence in the base business, and as stated earlier, we are highly confident that our mature fuel recovery fee program will effectively offset increased fuel costs.”
The Company raised guidance for fiscal year ending December 31, 2026 (“fiscal year 2026”) for the following ranges:
•Revenues between $2.060 billion and $2.080 billion (raised from a range of $1.970 billion to $1.990 billion);
•Adjusted EBITDA between $473 million and $483 million (raised from a range of $455 million to $465 million); and
•Adjusted Free Cash Flow between $200 million and $210 million (raised from a range of $195 million to $205 million).
The Company revised guidance for fiscal year 2026 by estimating results in the following range:
•Net income between $4 and $10 million (lowered from a range of $16 million to $22 million).
The Company reaffirmed guidance for fiscal year 2026 by estimating results in the following range:
•Net cash provided by operating activities between $370 million and $380 million.
The guidance ranges do not include the impact of any acquisitions that have not been completed. Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2026 are described in the Unaudited Reconciliation of Fiscal Year 2026 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2026 do not contemplate any unanticipated impacts.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Friday, May 1, 2026 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the Company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may visit the Company’s website at http://www.casella.com.

Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2026, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,”, “projects”, “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices, wages, and tariffs; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the increasing focus on per - and polyfluoroalkyl substances (“PFAS”) and other emerging contaminants, including the recent designation by the U.S. Environmental Protection Agency of two PFAS chemicals as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; disruptions or limited access to domestic and global transportation or the imposition of tariffs could impact the Company's ability to sell recyclables into end markets; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Jeff Weld
Vice President of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,
	2026	2025
Revenues	$457,328	$417,101
Operating expenses:
Cost of operations	308,927	280,452
General and administration	58,128	56,486
Depreciation and amortization	77,982	71,491
Expense from acquisition activities	6,509	5,529
Organics facility closure charge	927	—
	452,473	413,958
Operating income	4,855	3,143
Other expense (income):
Interest expense, net	13,993	11,598
Other income	(314)	(320)
Other expense, net	13,679	11,278
Loss before income taxes	(8,824)	(8,135)
Benefit for income taxes	(3,285)	(3,325)
Net loss	$(5,539)	$(4,810)
Basic and diluted weighted average common shares outstanding	63,544	63,387
Basic and diluted loss per common share	$(0.09)	$(0.08)

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$126,903	$123,773
Accounts receivable, net of allowance for credit losses	175,397	178,068
Other current assets	57,396	67,440
Total current assets	359,696	369,281
Property and equipment, net of accumulated depreciation and amortization	1,304,744	1,289,409
Operating lease right-of-use assets	104,246	105,252
Goodwill	1,194,100	1,120,056
Intangible assets, net of accumulated amortization	272,479	290,855
Restricted cash and assets	2,951	96,265
Other non-current assets	32,233	32,208
Total assets	$3,270,449	$3,303,326
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$24,588	$25,735
Current operating lease liabilities	11,739	11,952
Accounts payable	89,972	102,468
Contract liabilities	45,706	45,153
Current accrued final capping, closure and post-closure costs	7,435	7,562
Other accrued liabilities	80,548	101,032
Total current liabilities	259,988	293,902
Debt, less current portion	1,126,755	1,128,927
Operating lease liabilities, less current portion	73,701	72,513
Accrued final capping, closure and post-closure costs, less current portion	191,395	185,160
Other long-term liabilities	50,318	54,115
Total stockholders' equity	1,568,292	1,568,709
Total liabilities and stockholders' equity	$3,270,449	$3,303,326

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(5,539)	$(4,810)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,982	71,491
Interest accretion on landfill and environmental remediation liabilities	3,999	3,711
Amortization of debt issuance costs	746	754
Stock-based compensation	2,866	4,911
Operating lease right-of-use assets expense	5,615	4,729
Other items and charges, net	(236)	243
Deferred income taxes	(3,226)	(3,328)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(19,954)	(27,578)
Net cash provided by operating activities	62,253	50,123
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(94,561)	(103,560)
Additions to property and equipment	(49,979)	(55,475)
Proceeds from sale of property and equipment	361	216
Net cash used in investing activities	(144,179)	(158,819)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	—	25,000
Principal payments on debt	(8,030)	(28,984)
Payments of debt issuance costs	—	(724)
Net cash used in financing activities	(8,030)	(4,708)
Net decrease in cash, cash equivalents and restricted cash, including non-current	(89,956)	(113,404)
Cash, cash equivalents and restricted cash, including non-current, beginning of period	216,859	383,303
Cash, cash equivalents and restricted cash - non-current, end of period	$126,903	$269,899
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$13,672	$13,085
Cash income tax (refunds) payments, net	$(2,057)	$752
Right-of-use assets obtained in exchange for finance lease obligations	$4,481	$6,989
Right-of-use assets obtained in exchange for operating lease obligations	$2,830	$11,390

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended March 31,
	2026	2025
Net loss	$(5,539)	$(4,810)
Net loss as a percentage of revenues	(1.2)%	(1.2)%
Benefit for income taxes	(3,285)	(3,325)
Other income	(314)	(320)
Interest expense, net	13,993	11,598
Depreciation and landfill amortization	59,606	52,025
Amortization of intangibles (i)	18,376	19,466
Expense from acquisition activities (ii)	6,509	5,529
Organics facility closure charge, net (iii)	769	—
Depletion of landfill operating lease obligations	2,958	2,539
Interest accretion on landfill and environmental remediation liabilities	3,999	3,711
Adjusted EBITDA	$97,072	$86,413
Adjusted EBITDA as a percentage of revenues	21.2%	20.7%
Depreciation and landfill amortization	(59,606)	(52,025)
Depletion of landfill operating lease obligations	(2,958)	(2,539)
Interest accretion on landfill and environmental remediation liabilities	(3,999)	(3,711)
Adjusted Operating Income	$30,509	$28,138
Adjusted Operating Income as a percentage of revenues	6.7%	6.7%

	Three Months Ended March 31,
	2026	2025
Net loss	$(5,539)	$(4,810)
Amortization of intangibles (i)	18,376	19,466
Expense from acquisition activities (ii)	6,509	5,529
Organics facility closure charge, net (iii)	769	—
Tax effect (iv)	(7,289)	(7,990)
Adjusted Net Income	$12,826	$12,195

Basic weighted average common shares outstanding	63,544	63,387
Dilutive effect of options and other stock awards	93	100
Adjusted Diluted Weighted Average Common Shares Outstanding	63,637	63,487

Basic loss per common share	$(0.09)	$(0.08)
Amortization of intangibles (i)	0.29	0.31
Expense from acquisition activities (ii)	0.10	0.09
Organics facility closure charge, net (iii)	0.01	—
Tax effect (iv)	(0.11)	(0.13)
Adjusted Diluted Earnings Per Common Share	$0.20	$0.19
(i)Amortization of intangibles is the add-back of non-cash amortization of acquired intangibles such as covenants not-to-compete, customer relationships and trade names.
(ii)Expense from acquisition activities is comprised primarily of legal, consulting, rebranding, information technology and other costs associated with the due diligence, acquisition and integration of acquired businesses.
(iii)Organics facility closure charge, net are net expenses related to us ceasing operations at an organic residuals composting facility that we own in Maine related to a change in state law prohibiting land application of biosolids based recycled products. The charge consists of costs incurred, net of revenues, related to ceasing operations at the site, which we expect to continue to occur through final closure of the site.
(iv)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures, such as Adjusted Free Cash Flow, that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that showing the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$62,253	$50,123
Capital expenditures	(49,979)	(55,475)
Proceeds from sale of property and equipment	361	216
Acquisition capital expenditures (i)	9,241	27,869
Cash outlays for acquisition expenses (ii)	6,993	6,326
McKean Landfill rail capital expenditures (iii)	1,583	—
Cash outlays for organics facility closure, net (iv)	201	—
Adjusted Free Cash Flow	$30,653	$29,059
(i)Acquisition capital expenditures are acquisition-related capital expenditures that are necessary to transition and upgrade acquired assets to Company operating standards and to achieve strategic synergies associated with integrating newly acquired operations, which can be considered, together with acquisition purchase price, as part of the initial overall investment in an acquired business.
(ii)Cash outlays for acquisition expenses are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding, information technology and other costs as part of the Company’s strategic growth initiative.
(iii)McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at the Company's landfill in Mount Jewett, PA ("McKean Landfill"), which is different from the landfill construction investments in the normal course of operations.
(iv)Cash outlays for organics facility closure, net are net cash outlays related to us ceasing operations at an organic residuals composting facility that we own in Maine related to a change in state law prohibiting land application of biosolids based recycled products. We expect to incur cash outlays through satisfaction of the closure requirements and the soil remediation process.
Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Weighted Average Common Shares Outstanding, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2026 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2026:

(Estimated) Twelve Months Ending December 31, 2026
Net income	$4,000 - $10,000
Provision for income taxes	5,000 - 9,000
Other income	(2,000)
Interest expense, net	67,000
Expense from acquisition activities	20,000
Depreciation and landfill amortization	267,000
Amortization of intangibles	80,000
Depletion of landfill operating lease obligations	14,000
Interest accretion on landfill and environmental remediation liabilities	15,000
Organics facility closure charge, net	3,000
Adjusted EBITDA	$473,000 - $483,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2026:

(Estimated) Twelve Months Ending December 31, 2026
Net cash provided by operating activities	$370,000 - $380,000
Capital expenditures	(275,000)
Acquisition capital expenditures	80,000
Cash outlays for acquisition expenses	20,000
McKean Landfill rail capital expenditures	2,000
Cash outlays for organics facility closure, net	3,000
Adjusted Free Cash Flow	$200,000 - $210,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three months ended March 31, 2026 and 2025 are as follows:

	Three Months Ended March 31,
	2026			2025
	Gross Revenues	Intercompany Revenues	Third-Party Revenues	Gross Revenues (i)	Intercompany Revenues (i)	Third-Party Revenues
Collection	$334,820	$(25,168)	$309,652	$296,015	$(19,554)	$276,461
Landfill	48,000	(26,522)	21,478	45,660	(24,743)	20,917
Transfer station	65,866	(37,833)	28,033	60,682	(33,114)	27,568
Transportation	8,222	(3,575)	4,647	8,768	(3,554)	5,214
Landfill gas-to-energy	2,935	—	2,935	2,765	—	2,765
Processing	2,730	(946)	1,784	2,842	(863)	1,979
Solid waste	462,573	(94,044)	368,529	416,732	(81,828)	334,904
Processing (ii)	48,964	(5,649)	43,315	47,724	(3,208)	44,516
National Accounts (ii)	45,633	(149)	45,484	37,949	(268)	37,681
Resource Solutions	94,597	(5,798)	88,799	85,673	(3,476)	82,197
Total revenues	$557,170	$(99,842)	$457,328	$502,405	$(85,304)	$417,101
(i)Prior period amounts have been updated to correct an immaterial error by reclassifying certain intercompany amounts from contra-revenue to costs of operations.
(ii)In the three months ended March 31, 2026, we realigned a business unit related to organic materials brokerage operations within our Resource Solutions operating segment from the National Accounts service line to the processing service line. Certain prior period amounts have been reclassified between service lines to conform to the current period presentation.

Components of consolidated revenues growth for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 are as follows:

	Amount	% of Related Business
Solid waste operations:
Collection	$14,672	5.3%
Disposal:
Landfill	890	4.3%
Transfer Station	1,400	5.1%
Total Disposal	2,290	4.7%
Other (i)	1	—%
Solid waste price	16,963	5.1%
Collection	(5,824)	(2.1)%
Disposal:
Landfill	(328)	(1.6)%
Transfer Station	(1,513)	(5.5)%
Total Disposal	(1,841)	(3.8)%
Other (i)	(821)	(8.2)%
Solid waste volume	(8,486)	(2.5)%
Intercompany transfers to National Accounts	(1,551)
Surcharges and other fees	3,198
Commodity price and volume	154
Acquisitions	23,347	7.0%
Total solid waste operations	33,625	10.0%
Resource Solutions operations:
Processing	(2,667)	(6.0)%
National Accounts	1,660	4.4%
Resource Solutions price	(1,007)	(1.2)%
Processing	2,687	6.0%
National Accounts	4,216	11.2%
Resource Solutions volume	6,903	8.4%
Intercompany transfers from solid waste	1,551
Surcharges and other fees	377
Facility closure	(1,816)
Acquisitions	594	0.7%
Total Resource Solutions operations	6,602	8.0%
Total Company	$40,227	9.6%
(i)Includes transportation, landfill gas-to-energy and processing services for solid waste.

Components of capital expenditures(i) for the three months ended March 31, 2026 and 2025 are as follows:

	Three Months Ended March 31,
	2026	2025
Growth capital expenditures:
Acquisition capital expenditures	$9,732	$25,342
McKean Landfill rail capital expenditures	1,583	—
Other	4,925	2,092
Growth capital expenditures	16,240	27,434
Replacement capital expenditures:
Landfill development	1,942	2,140
Vehicles, machinery, equipment and containers	26,988	21,202
Facilities	2,511	2,943
Other	2,298	1,756
Replacement capital expenditures	33,739	28,041
Capital expenditures	$49,979	$55,475
(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) acquisition capital expenditures that are necessary to transition and upgrade acquired assets to Company operating standards and to achieve strategic synergies associated with integrating newly acquired operations, which can be considered, together with acquisition purchase price, as part of the initial overall investment in an acquired business; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of landfill permit expansions, investment in infrastructure to increase throughput at transfer stations and recycling and other processing facilities, capital expenditures for new equipment, such as trucks, containers or compactors, to support new contracts or other organic business growth, and other development projects in support of our growth strategies. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not otherwise defined as growth capital expenditures.